EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189393, 333-190177, 333-197407, 333-205827, 333-211379, 333-218431, 333-226245, 333-236105, 333-256489, 333-265080 and 333-273478) and on Form S-3 (Nos. 333-150087, 333-162303, 333-189392, 333-197405, 333-199359, 333-208923, 333-211919, 333-215792, 333-219783 and 333-260438) of our report dated March 1, 2024 relating to the financial statements and schedule of NeuroMetrix, Inc. (the “Company”), as of and for the years ended December 31, 2023 and 2022, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Baker Tilly US, LLP
Tewksbury, Massachusetts
March 1, 2024